UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2021

Resonate Blends, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-21202	58-1588291
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26565 Agoura Road, Suite 200 Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 571-888-0009

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Shares	KOAN	OTCQB

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

From December 1, 2021 through March 15, 2021 (collectively, the “Closing”), Resonate Blends, Inc. (the “Company”) entered into note subscription agreements (each, a “ Note Subscription Agreement”) with accredited investors (collectively the “Investors”), pursuant to which the Company issued and sold units (the “Units”) where each Unit priced at $25,000 consists of (i) an 8.0% Note in the principal amount of $25,000 convertible into Common Stock (the “Note) and (ii) a warrant for the purchase of 83,333 shares of the Company’s Common Stock (the “Warrant”).

We sold 90 Units for total proceeds of $2,265,000. After paying finder fees of $187,450 to its placement agent, the Company netted $2,077,550, which will be used for working capital.

The Notes are due on January 3, 2022 (the “Maturity Date”) and accrue simple interest at an annual rate of 8% on the aggregate unconverted and outstanding principal amount, payable on the Maturity Date. The Notes will bear interest at the rate of 21% per year (the “Default Rate”) following a default.

In the event there is a Qualified Financing, defined as the issuance by the Company, other than an Excluded Issuance (as defined in the Note), of shares of Common Stock, in one transaction or series of related transactions, which transaction(s) result in aggregate gross proceeds actually received by the Company of at least $5,000,000, Holders must convert their Notes (including accrued interest) at the lesser of $1.00 per share or 75% of the weighted average sale price of the Common Stock across all transactions constituting a part of the Qualified Financing (the “Base Conversion Price”).

If not earlier converted under a Qualified Financing, on the Maturity Date, the principal under the Note shall automatically convert along with accrued interest into shares of Common Stock at the lesser of (i) $0.10 and (ii) 75% of the VWAP (the “Base Maturity Conversion Price”).

Both the Base Conversion Price and Base Maturity Conversion Price is subject to adjustment for any stock dividend, stock split, combination or other similar recapitalization event.

The Warrant may be exercised at $0.15 per share and provides for cashless exercise. The Warrant may be exercised following the first to occur of a Qualified Financing or January 2, 2022 and expires 5 years from the occurrence of first of either event.

The shares of Common Stock issuable on exercise of the Warrants or on conversion of the Note shall have “piggyback” registration rights in the event that the Company files certain registration statements for the Common Stock.

The Units and the shares of Common Stock underlying the Notes and Warrant have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The summary set forth above does not purport to be complete and is qualified in its entirety by reference to the forms of Note, Warrant and Note Subscription Agreement and filed as Exhibits 4.1, 4.2 and 10.1 to this Current Report on Form 8-K, which are incorporated by reference herein.

In addition, we also entered into subscription agreements (the “Equity Subscription Agreements”) with certain accredited investor subscribers (the “Subscribers”) in connection with an equity placement offering of a maximum of $2,000,000 in units (the “Equity Units”) where each Equity Unit consists of one share of Common Stock at a purchase price of $0.15 and a warrant to purchase 0.5 share(s) of Common Stock at an exercise price of $0.225 per share. We sold 6,983,333 Equity Units for total proceeds of $1,047,500. After paying finder fees of $100,763 to its placement agent, the Company netted $946,737, which was used to pay off the remaining convertible note debt and will also be used for working capital.

The Units and the shares of Common Stock underlying the Warrant have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The summary set forth above does not purport to be complete and is qualified in its entirety by reference to the form of Equity Subscription Agreement and filed as Exhibit 10.2 to this Current Report on Form 8-K, which are incorporated by reference herein

SECTION 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated by reference in this Item 2.03.

SECTION 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

The information provided in Item 1.01 is incorporated by reference in this Item 3.02.

The Units were issued in reliance upon the exemption from registration contained in Rule 506(c).

SECTION 8 - Other Events

Item 8.01 Other Events

On March 18, 2021, we issued a press release concerning our fundraising. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 8.01 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit	Description
4.1	Form of Convertible Promissory Note
4.2	Form of Warrant
4.3	Form of Warrant
10.1	Form of Note Subscription Agreement
10.2	Form of Equity Subscription Agreement
99.1	Press Release dated March 18, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resonate Blends, Inc.

/s/ Geoffrey Selzer
Geoffrey Selzer
Chief Executive Officer
Date: March 18, 2021